UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

__________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2008 (October 10, 2008)

GEVITY HR, INC.

(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(Address of principal executive offices / Zip Code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Incentive Awards for Michael Lavington

On October 10, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Gevity HR, Inc. (the “Company”) finalized and approved the 2008 incentive compensation award opportunities and performance measures for Michael Lavington, the Company’s Chief Executive Officer.

In recognition of Mr. Lavington having performed significant oversight duties at the request, and on behalf, of the Company’s Board of Directors, the Committee determined that it was appropriate to establish 2008 incentive opportunities for Mr. Lavington based on the results of the Company for the full fiscal year ending December 31, 2008. The short-term (cash) incentive opportunity is based on the previously established company-wide performance goals of earnings per share and operating ratio applicable to all other executive officers of the Company.

The short-term incentive award for Mr. Lavington will be determined using a weighting of 100% company performance metrics: comprised of earnings per share (weighted 50%) and an operating ratio (weighted 50%). The award amount, if any, will be determined at the sole discretion of the Committee taking into account the overall performance of the Company. At target, the total short-term incentive award opportunity will be equivalent to 130% of annualized base pay for Mr. Lavington.

Equity or Other Awards

The Committee also determined that Mr. Lavington will be considered for discretionary grants of plan based awards in 2009. The Committee will consider Mr. Lavington’s contribution, as evaluated by the Committee in its sole discretion, to the overall operation and performance of the Company when making its grant determination. Any such discretionary grant will be made under a shareholder-approved plan, using one or more stock incentives, stock awards or other form of compensation available under the applicable plan.

Tax considerations

Section 162(m) of the Internal Revenue Code of 1986 precludes the Company from taking a tax deduction for certain compensation in excess of $1 million in any one year paid to its chief executive officer, unless certain specific and detailed criteria are satisfied. Certain qualifying "performance-based" compensation is not subject to the $1 million deduction limit. While the Committee generally structures compensation programs so as to maintain the tax deductibility of payments made to covered employees such as Mr. Lavington; the Committee retains discretion to establish programs and make payments that may not be fully deductible when considered to be in the best interest of the Company and its shareholders. Mr. Lavington’s 2008 incentive compensation award opportunities and performance measures do not qualify as “performance-based” compensation and, as a result, compensation paid to Mr. Lavington in excess of $1,000,000 would not be deductible.

The Committee concluded that the foregoing approach was the most beneficial to shareholders and the Company because the measures maintain consistency with those applicable to the other named executive officers and reflect a full rather than partial year performance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.
(Registrant)

Dated: October 15, 2008	By:	/s/ Edwin E. Hightower, Jr.
	Name:	Edwin E. Hightower, Jr.
	Title:	Senior Vice President and Chief Legal
Officer